Exhibit 21.1

Subsidiaries of Registrant*

Name of Subsidiary		Jurisdiction of Formation
1.	1000045707 Ontario Inc.	Ontario, Canada
2.	1000045728 Ontario Inc.	Ontario, Canada

*All subsidiaries are wholly owned, directly or indirectly, by the Registrant.